Exhibit 4.10

SHAREHOLDERS’ AGREEMENT
among
SandRidge Energy, Inc.
and
Certain Common Shareholders of SandRidge Energy, Inc.
Dated as of March 20, 2007

     This SHAREHOLDERS’ AGREEMENT (this “Agreement”) is entered as of March 20, 2007, among SandRidge Energy, Inc., a Delaware corporation (the “Company”), and the other parties listed on the signature pages hereto.
RECITALS
     WHEREAS, pursuant to the Stock Purchase Agreement, dated as of February 12, 2007 (the “Purchase Agreement”), by and among the Company, Tom L. Ward, and certain Purchasers, the Purchasers agreed to purchase an aggregate of 17,780,655 shares of Common Stock ;
     WHEREAS, the number of shares of Common Stock and any other Company Equity Securities owned by Tom L. Ward and his respective Permitted Transferees on the date hereof are identified on Schedule A hereto;
     WHEREAS, the Company and certain shareholders, including Tom L. Ward, entered into a previous Shareholder Agreement dated as of November 21, 2006 which, among other terms, contains certain tag-along and pre-emptive rights provisions (the “Existing Shareholder Agreement”);
     WHEREAS, the Company and certain other shareholders, including Tom L. Ward, entered into a previous Securities Purchase Agreement dated as of November 21, 2006, which, among other terms, contains certain tag-along and pre-emptive rights provisions (the “Existing Purchase Agreement”); and
     WHEREAS, each of the parties hereto desires to promote the interests of the Company and the mutual interests of the parties hereto by establishing herein certain terms and conditions upon which the shares of Common Stock and any other Company Equity Securities (hereinafter defined) will be held.
     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1 Certain Defined Terms. Terms not otherwise defined herein shall have the same meaning as provided in the Purchase Agreement. As used herein, the following terms shall have the following meanings:
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.
     “Agreement” has the meaning assigned to such term in the preamble.
     “Ares” shall mean Ares Corporate Opportunities Fund II, L.P.
     “Ares Agent” has the meaning assigned to such term in Section 4.13.

     “beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Shares shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.
     “Board” means the board of directors of the Company.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.
     “Company” has the meaning assigned to such term in the preamble.
     “Company Equity Securities” means (i) Common Stock, (ii) Equity Interest Equivalents of the Company and (iii) any other capital stock of the Company.
     “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
     “Equity Interest Equivalents” means all rights, warrants, options, convertible securities (including the Preferred Stock) or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any shares of Common Stock; provided that the Common Units and related Preferred Stock Warrants shall be treated as Equity Interest Equivalents only to the extent of Common Stock issued pursuant to the Existing Purchase Agreement as part of a Common Unit.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Existing Agreements” means collectively the Existing Shareholder Agreement and the Existing Purchase Agreement.
     “Existing Shareholder Agreement” has the meaning assigned to such term in the recitals.
     “Existing Purchase Agreement” has the meaning assigned to such term in the recitals.
     “IPO” shall have the meaning set forth in the Certificate of Designation .
     “Permitted Transferee” shall mean (i) with respect to Ward, his wife, children and grandchildren and any entities, trusts and other Affiliates, whether or not controlled, the sole beneficiaries or beneficial owners of which are Ward, his wife, children and grandchildren (and such entities, trusts or Affiliates of which Ward, his wife, children and grandchildren are the sole direct or indirect beneficiaries or beneficial owners), or (ii) with respect to any Shareholder (other than Ward), an Affiliate of such Shareholder; provided, however, that in each case such Transferee shall agree in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement; provided, further, however, that in no event shall a “Permitted Transferee” be the Company or any of its Subsidiaries.
     “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof.
     “Preemptive Notice” has the meaning assigned to such term in Section 3.1(b).
     “Preemptive Right Proportionate Number” has the meaning assigned to such term in Section 3.1(a).
     “Purchase Agreement” has the meaning assigned to such term in the recitals.
     “Purchasers” means (i) Ares and (ii) any Person to whom Ares Transfers Shares on or prior to the 30th day following the Closing Date and who, upon such Transfer, agrees in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement.
     “Purchaser Sale Notice” has the meaning assigned to such term in Section 2.1(a).
     “Purchaser Tag-along Period” shall mean that period beginning as of the date of this Agreement and expiring on the date that is two years from the date of a Qualified Public Offering.
     “Purchaser Tag-along Sale” has the meaning assigned to such term in Section 2.1(a).
     “Qualified Public Offering” shall have the meaning set forth in the Existing Shareholder Agreement.
     “Response Period” has the meaning assigned to such term in Section 2.1(a).
     “SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Shares” means, as of any date, (i) with respect to Ward and his Permitted Transferees, the shares of Common Stock and any other Company Equity Securities held by such Persons as of such date, and (ii) with respect to the Purchasers and their Permitted Transferees, the shares of Common Stock which were acquired by Purchasers pursuant to the Purchase Agreement or pursuant to an exercise of pre-emptive rights hereunder and held by Purchasers and their Permitted Transferees as of such date.
     “Shareholder” means any holder of Common Stock which is a party to this Agreement.
     “Taggable Shares” has the meaning assigned to such term in Section 2.1(a).

     “Tagging Shareholder” means a shareholder entitled to tag-along rights under this Agreement or either of the Existing Agreements, as the case may be.
     “TW Agent” has the meaning assigned to such term in Section 4.13.
     “Ward” means Tom L. Ward and his Permitted Transferees.
          SECTION 1.2 Other Definitional Provisions. (a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.
               (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
               (c) All references in this Agreement to “Common Stock”, “Company Equity Securities” and “Shares” shall include any securities of the Company issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization
               (d) For the avoidance of doubt, with respect to the provisions of this Agreement requires the calculation of the number or percentage of Common Stock, Company Equity Securities or Shares on a fully diluted basis, such calculation shall assume the conversion or exercise of any convertible securities, options, warrants or similar securities.
ARTICLE II
TAG-ALONG RIGHTS; OTHER MATTERS
          SECTION 2.1 Tag-Along Rights.
               (a) In the event that, in connection with a proposed Sale of Shares by Ward or any of his Permitted Transferees during the Purchaser Tag-along Period (any such proposed Sale by Ward or any of his Permitted Transferees, a “Purchaser Tag-along Sale”), Purchasers will be afforded a tag-along right to participate in such proposed Sale in accordance with this Section 2.1. Ward agrees to use his commercially reasonable efforts to structure any such Sale in such a manner so as to afford each Purchaser that desires to Sell on the terms provided herein the right to Sell the same percentage of the total number of Shares owned by such Purchaser as the percentage that the Shares proposed to be sold by Ward and his Permitted Transferees represent of their aggregate beneficial Share ownership. In the event that the full number of Shares cannot be sold by Purchasers due to the exercise of prior tag-along rights under the Existing Agreements or otherwise, then Ward shall, and he shall cause his Permitted Transferees to, reduce the number of Shares they propose to Sell to a number of Shares such that the percentage of their aggregate beneficial Share ownership to be sold by Ward and his Permitted Transferees is equal to the highest percentage of Shares that may be sold by a Purchaser who has elected to Sell Shares (allocating the Company Equity Securities available to be Sold by the Purchasers based on the relative numbers of Shares sought to be sold by each such

Purchaser in their Purchaser Tag-along Notice). In the event no Shares can be sold by Purchasers electing to Sell Shares, Ward shall not, and he shall not permit his Permitted Transferees to, consummate any such Purchaser Tag-along Sale. If Ward or any of his Permitted Transferees proposes a Sale of Shares during the Purchaser Tag-along Period, Ward shall deliver to each of the Purchasers a written notice (a “Purchaser Sale Notice”), which notice shall state (i) the name of the proposed Transferee, (ii) the number of shares to be sold (“Taggable Shares”) and the percentage of aggregate beneficial ownership proposed to be sold in such Sale by Ward and his Permitted Transferees, (iii) the proposed purchase price therefor, including a description of any non-cash consideration (along with any reports and other material documents (and summaries of any other material oral information) relevant to the valuation of such non-cash consideration which Ward or its Permitted Transferees has, so long as the Purchaser agrees to keep such reports, documents and information confidential), and (iv) the other material terms and conditions of the proposed Sale, including the proposed closing date (which date may not be less than fifteen (15) Business Days after delivery of the Purchaser Sale Notice). Each Purchaser desiring to participate in any such Sale shall deliver to Ward, within fifteen (15) Business Days after the delivery to all Purchasers of the Purchaser Sale Notice (the “Response Period”), a written notice (a “Purchaser Tag-along Notice”), which notice shall state that such Purchaser elects to exercise its tag-along rights under this Section 2.1 and shall state the maximum number of Shares sought to be sold by such Purchaser.
               (b) Each Purchaser, if it has elected to exercise its tag-along rights provided under this Section 2.1, shall participate in the Sale by delivering to Ward at the closing of the Sale of the Shares of Ward and/or his Permitted Transferees to the Transferee certificates representing the Shares to be sold by the Tagging Shareholder, duly endorsed for transfer, against payment of the aggregate purchase price therefor.
               (c) Transfers by Ward to his Permitted Transferees or by one of his Permitted Transferees to him or another of his Permitted Transferees shall not be subject to the tag-along rights provided under this Section 2.1.
               (d) Notwithstanding the other provisions of this Section 2.1, with respect to any Block Trade of a Substantial Block (both as defined in the Existing Shareholders Agreement) under a registration statement pursuant to Article IV of the Existing Shareholders Agreement, (i) the fifteen (15) Business Day period referred to in Section 2.1(a) shall be reduced to a three (3) Business Day period and (ii) the Purchaser Sale Notice may omit the name of the proposed Transferee and may specify the proposed minimum purchase price (in lieu of the purchase price).
               (e) This Section 2.1 shall terminate without any further force and effect upon expiration of the Purchaser Tag-along Period.
          SECTION 2.2 Rights and Obligations of Transferees. No Transferee of any Purchaser (except a Permitted Transferee) shall be entitled to any rights under this Agreement except as provided in this Section 2.2. A Permitted Transferee shall be permitted to exercise all rights of the Transferring Purchaser under this Agreement, and shall be required to assume all of the obligations of the Transferring Purchaser under this Agreement, with respect to the Shares Transferred.

          SECTION 2.3 Number of Securities. Ward hereby represents and warrants as of the date hereof that set forth on Schedule A is the number of Shares and any other Company Equity Securities beneficially owned by Ward and his Permitted Transferees as of the date of this Agreement. If any provision of this Agreement which requires the calculation of the number of Shares and any other Company Equity Securities beneficially owned by any Shareholder and its Permitted Transferees becomes applicable after the date hereof, such Shareholder shall provide to the other Shareholders the number of Shares and any other Company Equity Securities beneficially owned by such Shareholder and its Permitted Transferees.
ARTICLE III
LIMITED PREEMPTIVE RIGHTS
          SECTION 3.1 Limited Preemptive Right.
               (a) If at any time prior to the completion of an IPO, the Company proposes to Sell, issue or otherwise Transfer any Company Equity Security (but, in the event such sale, issuance or transfer is pursuant to a public offering or occurs concurrently with a public offering, less the underwriters’ discount or commissions for such public offering), then each Purchaser shall have the right to purchase the Preemptive Right Proportionate Number of Company Equity Securities being offered at the same price and terms as those offered by the Company, provided that the preemptive right provided under this Section 3.1 shall not be applicable to sales or issuances of Excluded Stock (as defined in the Certificate of Designation). The “Preemptive Right Proportionate Number” shall be, at any given time, a number equal to (i) the number of Shares beneficially owned by such Purchaser at such time multiplied by (ii) a fraction, the numerator of which is the total number of shares of Common Stock or other Company Equity Securities proposed to be issued or sold by the Company at such time and the denominator of which is the total number of Shares outstanding immediately prior to the date of the Preemptive Notice. For the avoidance of doubt, this Section 3.1 shall not be applicable to the conversion or exercise of any convertible securities, warrants, options or similar securities so long as the sale or issuance of such securities was made in accordance with this Section 3.1.
               (b) In the event the Company proposes to undertake a sale or issuance of Company Equity Securities to which this Section 3.1 applies, it shall provide each Purchaser written notice (the “Preemptive Notice”) of its intention to do so (attaching copies of the most current drafts of any term sheets, agreements or other documents relating thereto), specifying the proposed price (it being understood that the form of consideration shall be cash or tangible assets only), the identity of the purchaser and the material terms upon which the Company proposes to Sell, issue or otherwise Transfer the same. The Purchaser shall have five (5) Business Days from the delivery date of any Preemptive Notice to agree to purchase (if the form of consideration is tangible assets, at such Purchaser’s option, for cash and/or the same type of tangible assets of equal value), on the same closing date as the Company an amount of Company Equity Securities up to the Preemptive Right Proportionate Number (in each case calculated prior to the issuance) for the price and upon the terms specified in the Preemptive Notice by giving written notice to the Company and stating therein the amount of Company Equity Securities to be purchased. If a definitive agreement for the purchase of such Company Equity Securities is not provided along with the Preemptive Notice, Purchaser’s election to purchase Company Equity Securities pursuant to such Preemptive Notice shall not be binding until a definitive agreement is executed (but, subject to Section 3.1(c), an election to not purchase shall be binding).
               (c) In the event Purchasers do not purchase all of the Preemptive Right Proportionate Number of Company Equity Securities pursuant to this Section 3.1, the Company shall have 180 days after the date of the Preemptive Notice to consummate the sale or issuance of the Company Equity Securities with respect to which Purchasers’ preemptive rights were not exercised to any Person at or above the price and upon terms not more favorable in any material respect (it being understood and agreed that any increase in the number of Company Equity Securities or any decrease in the price thereof shall be deemed material for this purpose) than the terms specified in the initial Preemptive Notice given in connection with such sale or issuance.
ARTICLE IV
MISCELLANEOUS
          SECTION 4.1 Election of Director. The Company shall, upon request of Ares, cause a director designated by Ares pursuant to the Purchase Agreement to be placed on the ballot for reelection on any proxy statement prepared by the Company and its management for the Company’s Annual Meeting of Stockholders to be held in 2008. Ward agrees to vote, and to use reasonable efforts to cause his Permitted Transferees to vote, in favor of the Ares designee for director at the 2008 Annual Meeting of Stockholders. From and after the date hereof, the Company agrees to use its commercially reasonable efforts to obtain from Malone Mitchell for the benefit of Ares a voting agreement commensurate with Ward’s agreement in the immediately preceding sentence. Notwithstanding the foregoing, neither the Company nor Ward shall have any obligations pursuant to this Section 4.1 on and following the date that Ares and its Permitted Transferees cease to beneficially own at least 5,555,556 Shares (subject to adjustment for any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization).
          SECTION 4.2 Amendments and Modifications. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval of the Company and each Shareholder; provided, that the Company or any Shareholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
          SECTION 4.3 Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Shareholders may assign their respective rights and obligations hereunder to any Transferees only to the extent expressly provided herein.
          SECTION 4.4 Legend. (a) All certificates (if any) representing the Shares held by Ward and his Permitted Transferees shall bear a legend substantially in the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY SUCH SHAREHOLDERS AGREEMENT.
               (b) Upon the termination of this Agreement, the certificates representing such Shares shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by this Section 4.4.
          SECTION 4.5 Notices. All notices and other communications hereunder shall be in writing and delivered (i) personally, (ii) by overnight courier or (iii) facsimile (with a PDF or other copy by electronic mail), and shall be deemed duly given on the date of delivery. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company or Ward	SandRidge Energy, Inc.
1601 Northwest Expressway, Suite 1600
Oklahoma City, OK 73118
Attention: General Counsel
Facsimile No.: (405) 753- 5975
Email: mmccann@sdrge.com

with a copy to:	Vinson & Elkins LLP
(which shall not	1001 Fannin Street, Suite 2500
constitute notice)	Houston, Texas 77024
Attention: T. Mark Kelly, Esq.
James M. Prince, Esq.
Facsimile No.: (713) 615-5962
Email: mkelly@velaw.com
Email: jprince@velaw.com

If to Ares	Ares Management
1999 Avenue of the Stars, Suite 1900
Los Angeles, California 90067
Attention: Jeffrey Serota
Facsimile No.: (310) 201-4157

with a copy to:	Sullivan & Cromwell LLP
(which shall not	1888 Century Park East
constitute notice)	Los Angeles, California 90067-1725
Attention: Alison S. Ressler, Esq.
Patrick S. Brown, Esq.
Facsimile No.: (310) 712-8800
Email: resslera@sullcrom.com
Email: brownp@sullcrom.com

          SECTION 4.6 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.
          SECTION 4.7 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way (including, without limitation, the Letter of Intent).
          SECTION 4.8 Conflicting Agreements. Each party hereto represents to the other parties hereto that such party has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with any provision of this Agreement.
          SECTION 4.9 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.
          SECTION 4.10 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Further, each party hereto hereby waives all right to trial by jury in any claim, action, proceeding or counterclaim by any party hereto on any matters arising out of or in any way connected with this Agreement.
          SECTION 4.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
          SECTION 4.12 Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.
          SECTION 4.13 Agents for Shareholders. (a) Ward or another Person named in any written notice to the other parties hereto after the date hereof and signed by Ward and all of his Permitted Transferees (the “TW Agent”) shall act as the sole agent for Ward and each of his Permitted Transferees and shall be authorized to exercise all rights of Ward and his Permitted Transferees hereunder. The TW Agent shall have sole power and authority to take any action on behalf of Ward and his Permitted Transferees pursuant to this Agreement, including delivering any notice or granting any waiver or consent hereunder, and each party hereto shall be entitled to rely on any action taken by the TW Agent as being taken on behalf of Ward or any of his Permitted Transferees. Any notice required to be delivered hereunder to Ward or any of his Permitted Transferees shall be delivered to the TW Agent.
               (b) Ares or another Person named in any written notice to the other parties hereto after the date hereof and signed by Ares and its Permitted Transferees (the “Ares Agent”) shall act as the sole agent for Ares and each of its Permitted Transferees and shall be authorized to exercise all rights of Ares and its Permitted Transferees hereunder. Ares shall have sole power and authority to take any action on behalf of Ares and its Permitted Transferees pursuant to this Agreement, including delivering any notice or granting any waiver or consent hereunder, and each party hereto shall be entitled to rely on any action taken by Ares as being taken on behalf of Ares or any of its Permitted Transferees. Any notice required to be delivered hereunder to Ares or any of its Permitted Transferees shall be delivered to the Ares Agent.
          SECTION 4.14 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          SECTION 4.15 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date set forth in the first paragraph hereof.

SANDRIDGE ENERGY, INC.
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

ARES CORPORATE OPPORTUNITIES FUND II, L.P. By: ACOF OPERATING MANAGER II, L.P., its manager
By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Vice President, General Counsel and Secretary

ARES SANDRIDGE, L.P. By: ACOF OPERATING MANAGER II, L.P., its manager
By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Vice President, General Counsel and Secretary

ARES SANDRIGDGE 892 INVESTORS, L.P. By: ACOF OPERATING MANAGER II, L.P., its manager
By:	/s/ Michael D. Weiner
	Name:	Michael D. Weiner
	Title:	Vice President, General Counsel and Secretary

[Shareholders Agreement Signature Page]

/s/ Tom L. Ward
TOM L. WARD

192 INVESTMENTS, LLC
By:	/s/ William R. Blaik
	Name:	William R. Blaik
	Title:	Manager

[Shareholders Agreement Signature Page]

Exhibit A
ASSIGNMENT AND ASSUMPTION AGREEMENT
     Pursuant to the Shareholders Agreement, dated as of ___, ___and (the “Shareholders Agreement”), among SandRidge Energy, Inc., a Delaware corporation (the “Company”), and each of the Shareholders of the Company whose name appears on the signature pages listed therein (each, a “Shareholder” and collectively, the “Shareholders”), ___, (the “Transferor”) hereby assigns to the undersigned the rights that may be assigned thereunder with respect to the Shares so Transferred, and the undersigned hereby agrees that, having acquired Shares as permitted by the terms of the Shareholders Agreement, the undersigned shall assume the obligations of the Transferor under the Shareholders Agreement with respect to the Shares so Transferred. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Shareholders Agreement.
     Listed below is information regarding the Shares:
Number of shares of
Common Stock

     IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of ___ ___, 20__.

[NAME OF TRANSFEREE]
By:
Name:
Title:

Acknowledged by:

SANDRIDGE ENERGY, INC.

By:

Name:
Title:

\

Schedule A
Common Stock and other Company Equity Securities held by Ward
Number of shares of
Common Stock
35,229,631
Number of shares of
Preferred Stock
262,857